Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2021 RESULTS; AND RAISES FISCAL YEAR 2021 GUIDANCE
–Second quarter financial results exceeded expectations, with solid operating execution, cost efficiencies and strong free cash flow growth.
–The Company raised its revenue, net income, Adjusted EBITDA, net cash provided by operating activities, and Adjusted Free Cash Flow guidance ranges for the fiscal year ending December 31, 2021 ("fiscal year 2021").
RUTLAND, VERMONT (July 29, 2021) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and six month periods ended June 30, 2021.
Highlights for the Three Months and Year-to-Date Ended June 30, 2021:
•Revenues were $215.9 million for the quarter, up $27.1 million, or up 14.4%, from the same period in 2020.
•Overall solid waste pricing for the quarter was up 4.0%, driven by collection pricing, up 4.2%, and landfill pricing, up 4.3%, from the same period in 2020.
•Net income was $11.8 million for the quarter, down $(0.3) million, or down (2.7)%, from the same period in 2020. Provision for income taxes was $5.4 million for the quarter, up $5.1 million from the same period in 2020.
•Adjusted EBITDA, a non-GAAP measure, was $52.1 million for the quarter, up $8.1 million, or up 18.5%, from the same period in 2020.
•Net income as a percentage of revenues was 5.5% for the quarter, down (96) basis points from the same period in 2020. Adjusted EBITDA as a percentage of revenues, a non-GAAP measure, was 24.1% for the quarter, up 84 basis points from the same period in 2020.
•Net cash provided by operating activities was $79.0 million for the year-to-date period, up $16.5 million, or up 26.4%, from the same period in 2020.
•Adjusted Free Cash Flow, a non-GAAP measure, was $39.8 million for the year-to-date period, up $12.3 million, or up 44.8%, from the same period in 2020.
•The Company purchased Willimantic Waste Paper Co., Inc. (“Willimantic”), an integrated solid waste provider, on July 26, 2021. Willimantic has annualized revenues of approximately $62 million.
"We had another strong operational quarter, as we continued to execute well against our long-term strategic plan,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “As a result, we increased Adjusted EBITDA by 18.5% and Adjusted EBITDA margins by 84 basis points year-over-year in the quarter and we increased year-to-date Adjusted Free Cash Flow by 44.8% year-over-year."
“Our team did a great job controlling costs while volumes and services continued to ramp back online during the quarter as commercial customers added services, construction activity increased, and overall economic activity rebounded across our markets,” Casella said. “Given these positive economic trends, solid waste volumes were up 7.1% year-over-year, while we advanced solid waste pricing by 4.0% with strength in both the collection and disposal lines-of-business. We expect volumes to continue to rebound through the remainder of the year, with year-over-year gains moderating through the remainder of the year.”
“Earlier this week we completed the acquisition of Willimantic, an integrated solid waste collection, transfer, and recycling business with operations in eastern Connecticut,” Casella said. “This acquisition expands our operating footprint and provides an exciting new platform for future growth. With the acquisition of Willimantic, we have completed 5 acquisitions year-to-date with approximately $67 million of annualized revenues. Our acquisition and development pipeline remains robust, and we believe that there is substantial opportunity to drive additional cash flow growth with opportunistic acquisitions.”
For the quarter, revenues were $215.9 million, up $27.1 million, or up 14.4%, from the same period in 2020, with revenue growth mainly driven by: positive collection and disposal pricing; higher solid waste volumes; the roll-over impact from acquisitions; higher recycling commodity prices; higher resource solutions processing volumes; and higher resource solutions non-processing revenues; partially offset by lower fuel surcharge and other fees mainly driven by higher commodity prices resulting in a lower Sustainability Recycling Adjustment (SRA) fee.

Net income was $11.8 million for the quarter, or $0.23 per diluted common share, down $(0.3) million, or down (2.7)%, as compared to net income of $12.1 million, or $0.25 per diluted common share, for the same period in 2020. The quarter included $1.6 million of expense from acquisition activities and $0.2 million of legal and other expenses associated with the closure of our landfill in Southbridge, Massachusetts ("Southbridge Landfill"). The same quarter last year included $0.4 million of expense from acquisition activities and $0.6 million of legal and other costs associated with the Southbridge Landfill closure.
Given the reversal of the tax valuation allowance in 2020, we expect an income statement tax provision at a rate of approximately 32% in fiscal year 2021. The income tax provision was $5.4 million in the quarter, up $5.1 million from the same period in 2020.
Adjusted Net Income, a non-GAAP measure, was $13.0 million for the quarter, or $0.25 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, up $0.2 million, or up 1.9%, as compared to Adjusted Net Income of $12.8 million, or $0.26 Adjusted Diluted Earnings Per Common Share, for the same period in 2020.
Operating income was $21.9 million for the quarter, up $4.5 million, or up 25.8% from the same period in 2020. Adjusted Operating Income, a non-GAAP measure, was $23.8 million for the quarter, up $5.4 million, or up 29.5% from the same period in 2020. Adjusted EBITDA was $52.1 million for the quarter, up $8.1 million, or up 18.5%, from the same period in 2020.
For the year-to-date period, revenues were $405.4 million, up $33.7 million, or up 9.1%, from the same period in 2020. Net income was $16.1 million, or $0.31 per diluted common share, for the year-to-date period, as compared to net income of $13.1 million, or $0.27 per diluted common share, for the same period in 2020. Adjusted Net Income was $17.8 million, or $0.35 Adjusted Diluted Earnings Per Common Share, for the year-to-date period, as compared to Adjusted Net Income of $14.9 million, or $0.31 Adjusted Diluted Earnings Per Common Share, for the same period in 2020.
Operating income was $34.0 million for the year-to-date period, up $9.5 million from the same period in 2020. Adjusted Operating Income was $36.4 million for the year-to-date period, up $9.4 million from the same period in 2020. Adjusted EBITDA was $90.9 million for the year-to-date period, up $13.4 million from the same period in 2020.
Net cash provided by operating activities was $79.0 million for the year-to-date period, as compared to $62.5 million for the same period in 2020. Adjusted Free Cash Flow was $39.8 million for the year-to-date period, as compared to $27.5 million for the same period in 2020. Adjusted Free Cash Flow for the year-to-date period included the following adjustments: $2.5 million of landfill closure, site improvement and remediation expenditures associated with the remediation project at our Potsdam, New York scrap yard ("Potsdam") and the Southbridge Landfill closure; $1.0 million of cash outlays related to acquisition activities; $6.4 million of capital expenditures associated with the expansion at our landfill in Coventry, Vermont ("Waste USA Landfill"); and $6.5 million of non-recurring capital expenditures primarily related to acquisitions.
Fiscal Year 2021 Outlook
“Given our solid execution year-to-date, the expected contribution of acquisitions already completed this year and our increased visibility of economic trends, we are updating our fiscal year 2021 guidance ranges that were first announced in mid-February,” Casella said. “These guidance ranges assume a stable economic environment continuing through the remainder of the year with only a modest further rebound in solid waste volumes.”
The Company raised guidance for the second time in fiscal year 2021 by estimating results (including Willimantic) in the following ranges (as compared to the fiscal year 2021 guidance ranges as updated on April 29, 2021):
•Revenues between $850 million and $860 million (as compared to $815 million to $830 million);
•Net income between $35 million and $39 million (as compared to $33 million to $37 million);
•Adjusted EBITDA between $195 million and $199 million (as compared to $185 million and $189 million);
•Net cash provided by operating activities between $158 million and $162 million (as compared to $150 million and $154 million); and
•Adjusted Free Cash Flow between $79 million and $83 million (as compared to $76 million and $80 million).
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2021 are described in the Reconciliation of Fiscal Year 2021 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2021 do not contemplate any unanticipated or non-recurring impacts.

Conference call to discuss quarter
The Company will host a conference call to discuss these results on Friday, July 30, 2021 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should dial (877) 838-4153 or for international participants (720) 545-0037 at least 10 minutes before start time. The Conference ID is 778 2866 for the call and the replay.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website, or by calling (855) 859-2056 or (404) 537-3406 (Conference ID 778 2866).
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Ned Coletta, Chief Financial Officer at (802) 772-2239; media contact Joseph Fusco, Vice President at (802) 772-2247; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2021, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: it is challenging to predict the duration and scope of the COVID-19 pandemic and its negative effect on the economy, our operations and financial results; the capping and closure of the Southbridge Landfill and the lawsuit relating to the North Country Landfill could result in material unexpected costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; the Company may not be able to successfully integrate acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.

The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Ned Coletta
Chief Financial Officer
(802) 772-2239
Media:
Joseph Fusco
Vice President
(802) 772-2247
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$215,875	$188,767	$405,406	$371,676
Operating expenses:
Cost of operations	138,553	123,462	265,691	251,980
General and administration	29,212	24,874	56,343	49,226
Depreciation and amortization	24,337	22,076	47,019	43,482
Expense from acquisition activities	1,632	352	2,046	1,360
Southbridge Landfill closure charge	195	559	352	1,172
	193,929	171,323	371,451	347,220
Operating income	21,946	17,444	33,955	24,456
Other expense (income):
Interest expense, net	5,230	5,466	10,634	11,367
Other income	(510)	(492)	(648)	(449)
Other expense, net	4,720	4,974	9,986	10,918
Income before income taxes	17,226	12,470	23,969	13,538
Provision for income taxes	5,443	357	7,875	466
Net income	$11,783	$12,113	$16,094	$13,072
Basic weighted average common shares outstanding	51,366	48,348	51,273	48,176
Basic earnings per common share	$0.23	$0.25	$0.31	$0.27
Diluted weighted average common shares outstanding	51,546	48,563	51,466	48,411
Diluted earnings per common share	$0.23	$0.25	$0.31	$0.27

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$167,177	$154,342
Accounts receivable, net of allowance for credit losses	78,928	74,198
Other current assets	23,150	18,714
Total current assets	269,255	247,254
Property, plant and equipment, net of accumulated depreciation and amortization	532,824	510,512
Operating lease right-of-use assets	90,707	95,310
Goodwill	196,686	194,901
Intangible assets, net of accumulated amortization	55,927	58,324
Restricted assets	1,953	1,848
Cost method investments	11,264	11,264
Deferred income taxes	53,086	61,163
Other non-current assets	16,131	13,322
Total assets	$1,227,833	$1,193,898
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$14,716	$9,240
Current operating lease liabilities	7,207	8,547
Accounts payable	60,064	49,198
Other accrued liabilities	65,571	64,223
Total current liabilities	147,558	131,208
Debt, less current portion	526,830	530,411
Operating lease liabilities, less current portion	59,536	60,979
Other long-term liabilities	105,417	109,158
Total stockholders' equity	388,492	362,142
Total liabilities and stockholders' equity	$1,227,833	$1,193,898

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net income	$16,094	$13,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,019	43,482
Depletion of landfill operating lease obligations	3,581	3,468
Interest accretion on landfill and environmental remediation liabilities	3,962	3,542
Amortization of debt issuance costs	1,144	1,054
Stock-based compensation	6,057	3,380
Operating lease right-of-use assets expense	2,826	4,588
(Gain) loss on sale of property and equipment	(92)	131
Southbridge Landfill non-cash closure charge	(16)	41
Non-cash expense from acquisition activities	1,022	575
Deferred income taxes	7,041	1,256
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(9,625)	(12,096)
Net cash provided by operating activities	79,013	62,493
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(5,481)	(20,091)
Additions to property, plant and equipment	(56,069)	(51,570)
Proceeds from sale of property and equipment	403	200
Net cash used in investing activities	(61,147)	(71,461)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	500	91,200
Principal payments on debt	(5,643)	(82,719)
Payments of debt issuance costs	—	(11)
Proceeds from the exercise of share based awards	112	100
Net cash (used in) provided by financing activities	(5,031)	8,570
Net increase (decrease) in cash and cash equivalents	12,835	(398)
Cash and cash equivalents, beginning of period	154,342	3,471
Cash and cash equivalents, end of period	$167,177	$3,073
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$9,701	$10,733
Cash income tax payments	$411	$187
Non-current assets obtained through long-term financing obligations	$5,894	$11,859
Right-of-use assets obtained in exchange for operating lease obligations	$1,251	$3,142

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(Unaudited)
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$11,783	$12,113	$16,094	$13,072
Net income as a percentage of revenues	5.5%	6.4%	4.0%	3.5%
Provision for income taxes	5,443	357	7,875	466
Other income	(510)	(492)	(648)	(449)
Interest expense, net	5,230	5,466	10,634	11,367
Expense from acquisition activities (i)	1,632	352	2,046	1,360
Southbridge Landfill closure charge (ii)	195	559	352	1,172
Depreciation and amortization	24,337	22,076	47,019	43,482
Depletion of landfill operating lease obligations	1,977	1,795	3,581	3,468
Interest accretion on landfill and environmental remediation liabilities	2,005	1,748	3,962	3,542
Adjusted EBITDA	$52,092	$43,974	$90,915	$77,480
Adjusted EBITDA as a percentage of revenues	24.1%	23.3%	22.4%	20.8%
Depreciation and amortization	(24,337)	(22,076)	(47,019)	(43,482)
Depletion of landfill operating lease obligations	(1,977)	(1,795)	(3,581)	(3,468)
Interest accretion on landfill and environmental remediation liabilities	(2,005)	(1,748)	(3,962)	(3,542)
Adjusted Operating Income	$23,773	$18,355	$36,353	$26,988
Adjusted Operating Income as a percentage of revenues	11.0%	9.7%	9.0%	7.3%

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$11,783	$12,113	$16,094	$13,072
Expense from acquisition activities (i)	1,632	352	2,046	1,360
Southbridge Landfill closure charge (ii)	195	559	352	1,172
Tax effect (iii)	(597)	(248)	(728)	(690)
Adjusted Net Income	$13,013	$12,776	$17,764	$14,914

Diluted weighted average common shares outstanding	51,546	48,563	51,466	48,411

Diluted earnings per common share	$0.23	$0.25	$0.31	$0.27
Expense from acquisition activities (i)	0.03	0.01	0.04	0.03
Southbridge Landfill closure charge (ii)	—	0.01	0.01	0.02
Tax effect (iii)	(0.01)	(0.01)	(0.01)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.25	$0.26	$0.35	$0.31
(i)Expense from acquisition activities are primarily legal, consulting or other similar costs incurred during the period related to acquisition diligence, acquisition integration or select development projects as part of the Company’s strategic growth initiative.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow, Bank Consolidated EBITDA, Consolidated Funded Debt, Net and Consolidated Net Leverage Ratio that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The tables below, in some instances on an adjusted basis to exclude certain items, set forth such liquidity measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$46,866	$47,702	$79,013	$62,493
Capital expenditures	(29,237)	(31,719)	(56,069)	(51,570)
Proceeds from sale of property and equipment	280	149	403	200
Southbridge Landfill closure and Potsdam environmental remediation (i)	2,143	1,300	2,534	2,758
Cash outlays from acquisition activities (ii)	756	308	1,024	785
Post acquisition and development project capital expenditures (iii)	2,696	3,415	6,467	9,275
Waste USA Landfill phase VI capital expenditures (iv)	5,339	2,311	6,439	3,546
Adjusted Free Cash Flow	$28,843	$23,466	$39,811	$27,487
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include the following costs required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations.
(iv)Waste USA Landfill phase VI capital expenditures are capital expenditures related to Waste USA Landfill phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

Following is the Consolidated Net Leverage Ratio and the reconciliations of Consolidated Funded Debt, Net from debt and Bank Consolidated EBITDA from Net cash provided by operating activities:

	Twelve Months Ended June 30, 2021	Covenant Requirement at June 30, 2021
Consolidated Net Leverage Ratio (i)	2.54	4.00
(i)Our credit agreement requires us to maintain a maximum consolidated net leverage ratio, to be measured at the end of each fiscal quarter ("Consolidated Net Leverage Ratio"). The Consolidated Net Leverage Ratio is calculated as consolidated debt, net of unencumbered cash and cash equivalents in excess of $2,000 and up to $50,000 ("Consolidated Funded Debt, Net", calculated at $499,171 as of June 30, 2021, or $549,171 of consolidated debt, less $50,000 of cash and cash equivalents in excess of $2,000 and up to $50,000 as of June 30, 2021), divided by consolidated EBITDA as defined by our credit agreement ("Bank Consolidated EBITDA"). Bank Consolidated EBITDA is based on operating results for the twelve months preceding the measurement date of June 30, 2021. A reconciliation of Bank Consolidated EBITDA from Net cash provided by operating activities is as follows:

Twelve Months Ended June 30, 2021
Net cash provided by operating activities	$156,442
Changes in assets and liabilities, net of effects of acquisitions and divestitures	22,695
Loss on sale of property and equipment	(713)
Non-cash expense from acquisition activities	(1,001)
Southbridge Landfill non-cash closure charge	(206)
Operating lease right-of-use assets expense	(6,714)
Stock-based compensation	(10,896)
Interest expense, less amortization of debt issuance costs	19,413
Provision for income taxes, net of deferred income taxes	1,107
Adjustments as allowed by the credit agreement	16,396
Bank Consolidated EBITDA	$196,523
Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted Free Cash Flow, Bank Consolidated EBITDA, Consolidated Funded Debt, Net and Consolidated Net Leverage Ratio should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted Free Cash Flow, Bank Consolidated EBITDA, Consolidated Funded Debt, Net and Consolidated Net Leverage Ratio presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF FISCAL YEAR 2021 OUTLOOK NON-GAAP MEASURES
(Unaudited)
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA (i) from estimated Net income for fiscal year 2021:

(Estimated) Fiscal Year Ending December 31, 2021
Net income	$35,000 - $39,000
Provision for income taxes	17,000
Other income	(500)
Interest expense, net	22,000
Expense from acquisition activities	2,500
Southbridge Landfill closure charge	1,000
Depreciation and amortization	103,000
Depletion of landfill operating lease obligations	7,500
Interest accretion on landfill and environmental remediation liabilities	7,500
Adjusted EBITDA	$195,000 - $199,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow (i) from estimated Net cash provided by operating activities for fiscal year 2021:

(Estimated) Fiscal Year Ending December 31, 2021
Net cash provided by operating activities	$158,000 - $162,000
Capital expenditures	(122,000)
Proceeds from sale of property and equipment	500
Southbridge Landfill closure and Potsdam environmental remediation	8,500
Cash outlays from acquisition activities	1,000
Post acquisition and development project capital expenditures	20,000
Waste USA Landfill phase VI capital expenditures	13,000
Adjusted Free Cash Flow	$79,000 - $83,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA TABLES
(Unaudited)
(In thousands)
Amounts of total revenues attributable to services provided for the three and six months ended June 30, 2021 and 2020 are as follows:

	Three Months Ended June 30,
	2021	% of Total Revenues	2020	% of Total Revenues
Collection	$107,327	49.7%	$94,008	49.8%
Disposal	49,173	22.8%	43,746	23.2%
Power generation	1,100	0.5%	918	0.5%
Processing	2,310	1.1%	1,950	1.0%
Solid waste operations	159,910	74.1%	140,622	74.5%
Processing	21,031	9.7%	16,205	8.6%
Non-processing	34,934	16.2%	31,940	16.9%
Resource solutions operations	55,965	25.9%	48,145	25.5%
Total revenues	$215,875	100.0%	$188,767	100.0%

	Six Months Ended June 30,
	2021	% of Total Revenues	2020	% of Total Revenues
Collection	$204,796	50.5%	$188,568	50.7%
Disposal	87,026	21.5%	82,371	22.2%
Power generation	2,403	0.6%	1,944	0.5%
Processing	3,794	0.9%	3,087	0.9%
Solid waste operations	298,019	73.5%	275,970	74.3%
Processing	38,302	9.5%	30,023	8.0%
Non-processing	69,085	17.0%	65,683	17.7%
Resource solutions operations	107,387	26.5%	95,706	25.7%
Total revenues	$405,406	100.0%	$371,676	100.0%

Components of revenue growth for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$3,916	4.2%	2.8%	2.1%
Disposal	1,648	3.8%	1.2%	0.9%
Processing	19	1.0%	—%	—%
Solid waste price	5,583		4.0%	3.0%
Collection	6,278		4.5%	3.3%
Disposal	3,638		2.6%	1.9%
Processing	133		—%	0.1%
Solid waste volume	10,049		7.1%	5.3%
Fuel surcharge and other fees	(373)		(0.3)%	(0.2)%
Commodity price and volume	380		0.3%	0.2%
Acquisitions, net divestitures	3,678		2.6%	1.9%
Closed operations	(29)		—%	—%
Total solid waste operations	19,288		13.7%	10.2%
Resource solutions operations:
Processing - price	3,357		7.0%	1.8%
Processing - volume	1,469		3.1%	0.8%
Non-processing	2,994		6.2%	1.6%
Total resource solutions operations	7,820		16.3%	4.2%
Total company	$27,108			14.4%

Solid waste internalization rates by region for the three and six months ended June 30, 2021 and 2020 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Eastern region	52.6%	50.7%	51.4%	49.2%
Western region	59.9%	63.5%	60.6%	61.2%
Solid waste internalization	56.4%	57.4%	56.2%	55.4%

Components of capital expenditures (i) for the three and six months ended June 30, 2021 and 2020 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Growth capital expenditures:
Post acquisition and development project	$2,696	$3,415	$6,467	$9,275
Waste USA Landfill phase VI	5,339	2,311	6,439	3,546
Other	3,190	476	4,205	980
Growth capital expenditures	11,225	6,202	17,111	13,801
Replacement capital expenditures:
Landfill development	7,476	15,762	8,765	19,820
Vehicles, machinery, equipment and containers	8,175	8,276	25,743	14,369
Facilities	1,019	521	1,669	1,564
Other	1,342	958	2,781	2,016
Replacement capital expenditures	18,012	25,517	38,958	37,769
Capital expenditures	$29,237	$31,719	$56,069	$51,570

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the following capital expenditures required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations; 2) Waste USA Landfill phase VI construction and development for long-term infrastructure, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, and replacement costs for equipment due to age or obsolescence.